[Corporate Logo Omitted]

16 December 2002

Citibank, N.A.

11 Wall Street

20th Floor/Zone 7

New York, NY 10005

Attention: Robert Heitgenrether

NOTICE OF YOUR REPLACEMENT AS DEPOSITARY UNDER

DEPOSIT AGREEMENT FROM 31 DECEMBER 2002

Deposit Agreement

1

Under the Second Amended and Restated Deposit Agreement dated 7 March 2000 (the Agreement) Telecom Corporation of New Zealand Limited (Telecom) appointed you the Depositary of an American Depositary Receipts (ADR) Facility.

2

Under section 5.4 of the Agreement, you may resign, and Telecom may remove you, as Depositary at any time, by written notice to the other.  You have indicated a willingness to be replaced.  Accordingly, Telecom has elected to appoint a new Depositary, the Bank of New York (BNY), as your replacement.

Notice of Removal and Replacement

3

To effect your replacement as Depositary, Telecom hereby gives notice that you are removed as Depositary under Section 5.4 of the Agreement effective as of 5.00pm, 31 December 2002 (the Succession Date).

4

From that date BNY will be appointed, and replace you, as Depositary.  Until that date you remain the Depositary with all the powers and responsibilities this entails.

5

By signing this letter BNY accepts its appointment as successor Depositary, effective on the Succession Date, and agrees to be bound by the terms of this letter and accepts the duties and obligations as Depositary under the Agreement.

Implementation

6

Pursuant to section 5.4 of the Agreement we request that you:

6.1

Execute and deliver this letter, which transfer to BNY, effective on the Succession Date, all of your rights and powers under the Agreement; and

6.2

assign, transfer, and deliver all right, title and interest to the Deposited Securities to BNY effective on the Succession Date; and

6.3

deliver to BNY a list of the Holders on the Succession Date of all outstanding Receipts and such other information relating to Receipts and Holders as BNY may reasonably request.

7

By signing this letter, you effect such transfers and assignments, and agree to make such deliveries.

Removal as Registrar

8

Pursuant to Section 1.30 of the Agreement you are hereby removed as Registrar for the registry of Receipts or American Depositary Shares evidenced thereby on any stock exchange or securities market in the United States, effective on the Succession Date.  BNY accepts such appointment and agrees to be bound by the applicable terms of the Agreement from Succession Date.

Replacement of Custodian

9

By signing this letter, you agree to:

9.1

discharge the current Custodian from its duties under the Agreement;

9.2

appoint the Custodian nominated by BNY as substitute Custodian, effective from the Succession Date;

9.3

require the discharged Custodian to deliver the Deposited Securities held by it, together with all such records maintained by it as Custodian with respect to such Deposited Securities, to the new Custodian on or before the Succession Date.

10

BNY will be in contact with you and your current Custodian regarding their choice of the new Custodian, delivery of the Deposited Securities and any relevant records to the new Custodian.

Other matters

11

In accordance with sections 5.4 and 5.5 of the Agreement BNY will send notice of its appointment (and that of the new Custodian) to the Holders of all Receipts in the manner provided in section 7.4.1 of the Agreement.

12

Any of your reasonable out-of-pocket expenses in connection with the transition will be reimbursed by BNY.  By signing this letter you confirm that you will not charge Telecom or any Holder any fees or additional expense or other charges in connection with this change of Depositaries.

13

Please execute both of the enclosed copies of this letter in the space provided below and return them to me.

14

We look forward to hearing from you.

Yours faithfully

Telecom Corporation of New Zealand Limited

By: /s/ PHILIP KING

     Name:  Philip King

     Title:  General Manager Finance

The Bank of New York

By: /s/ VINCENT J. CAHILL, JR.

     Name:  Vincent J. Cahill, Jr.

     Title:  Vice President

Citibank, N.A.

By:__________________________________

     Name:

     Title:

Copies:

Karen Young, Citibank

Mark Davison, Citibank, New Zealand